Capital Management Investment Trust - 485BPOS

Exhibit 99.(i)(5)

March 29, 2019

Capital Management Investment Trust

140 Broadway

New York, New York 10005

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the Wellington Shields All-Cap Fund and the Wellington Shields Small-Cap Fund (the “Funds”), each a series of the Capital Management Investment Trust (the “Trust”), which is included in Post-Effective Amendment No. 43 to the Registration Statement under the Securities Act of 1933, as amended (No. 033-85242), and Amendment No. 44 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-08822), on Form N-1A of the Trust.

Sincerely,

/s/ John H. Lively

John H. Lively